EXHIBIT 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421 x-261	Dan Matsui/Eugene Heller Silverman Heller Associates (310) 208-2550 E-mail: dmatsui@sha-ir.com

CERADYNE, INC. COMPLETES ACQUISITION OF ESK CERAMICS

Costa Mesa, Calif. —August 26, 2004—Ceradyne, Inc. (Company) (Nasdaq:CRDN) announced that it has completed the acquisition of ESK Ceramics GmbH & Co. KG, a German-based manufacturer of industrial technical ceramic powders and advanced technical ceramic products.

The purchase price, including the amount paid to the seller and assumed liabilities, is approximately $142 million (at an exchange rate of $1.2338/Euro). The purchase price was funded with a $110 million term loan provided by a syndicate of lenders led by Wachovia Bank, and the balance with a portion of Ceradyne’s existing cash. Interest on the term loan is LIBOR plus two percent. The calculation of the purchase price using purchase accounting under U.S. generally accepted accounting principals has not yet been finalized. The Company believes the acquisition will be accretive.

Joel Moskowitz, Ceradyne chief executive officer, commented, “The acquisition of ESK is one of the most exciting milestones in the Company’s 37-year history. It provides Ceradyne substantive product, market and global diversity by reducing our dependence on military spending and, at the same time, allowing us rapid access to industrial markets of Europe and Southeast Asia, particularly China and India.

“The timing of this acquisition couldn’t have been better since ESK is Ceradyne’s primary source of boron carbide powder, which is the starting material for the Company’s state-of-the-art lightweight ceramic armor, and just last week Ceradyne announced that it had received its largest armor order ever, a 36-month lightweight ceramic body armor contract that relies on a substantial requirement for ESK’s boron carbide powders. This acquisition assures a steady supply of boron carbide powders and further establishes Ceradyne as an integrated ceramic armor producer.”

Moskowitz further added: “We have been working with ESK since 1971. Although I believe it will taketime to fully integrate this 82 year old advanced technical ceramic producer into Ceradyne’s market driven entrepreneurial culture, the established science, technology, facilities and intellectual property and markets of ESK should provide a substantive base for growth and profitability. The Company intends to provide revised guidance for 2004 during its third quarter earnings teleconference.

“During the past 6 months, we have come to understand ESK more in depth and believe that the Ceradyne/ESK team will be a synergistic one, whereby we can learn and benefit from ESK as well as contribute Ceradyne efforts to ESK.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties include the gability of Ceradyne to successfully integrate the Ceradyne and ESK businesses and achieve anticipated operating synergies, and fluctuations between the value of the dollar and Euro. Other risks and uncertainties are described in Ceradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the Securities and Exchange Commission.

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